UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Harmonic Inc.

(Name of Registrant as Specified In Its Charter)

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HARMONIC INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 26, 2005

TO THE STOCKHOLDERS OF HARMONIC INC.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Harmonic Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 26, 2005 at 8:00 a.m., Pacific Time, at The Hilton Hotel, 4949 Great America Parkway, Santa Clara, California, 95054, for the following purposes:

1.	To elect six directors to serve for the ensuing year or until their successors are elected and duly qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2005.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
Only stockholders of record at the close of business on April 1, 2005 are entitled to notice of and to vote at the meeting and any adjournment thereof.
All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or vote by telephone or by using the internet as instructed in the proxy card. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

By Order of the Board of Directors,

Jeffrey D. Saper,
Secretary
Sunnyvale, California
April 21, 2005
YOUR VOTE IS IMPORTANT
In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope, or vote by telephone or by using the internet as instructed in the proxy card.

PROXY STATEMENT
PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ADDITIONAL INFORMATION

HARMONIC INC.
549 Baltic Way
Sunnyvale, California 94089

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING
General
The enclosed proxy is solicited on behalf of the board of directors of Harmonic Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held May 26, 2005 at 8:00 A.M., Pacific Time, or at any adjournments and postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The Hilton Hotel, 4949 Great America Parkway, Santa Clara, California, 95054. The telephone number of the Company’s principal offices is (408) 542-2500.
These proxy materials and the Company’s Annual Report to Stockholders for the year ended December 31, 2004, including financial statements, were first mailed on or about April 21, 2005 to all stockholders entitled to vote at the Annual Meeting.
Record Date and Voting Securities
Stockholders of record at the close of business on April 1, 2005 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 73,094,344 shares of the Company’s common stock, $0.001 par value per share, were issued and outstanding.
Revocability of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use at the Annual Meeting by delivering to the Secretary of the Company at the Company’s principal executive offices a written notice of revocation or a duly executed proxy bearing a later date, or by voting on a later date by telephone or via the Internet (only your latest-dated telephone or Internet proxy is counted), or by attending the Annual Meeting and voting in person.
Voting and Solicitation
Each stockholder is entitled to one vote for each share of the Company’s common stock held as of the Record Date on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.
The Company will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any other solicitation materials furnished to stockholders by the Company in connection with the Annual Meeting. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid to such persons for such services.
Quorum; Abstentions; Broker Non-Votes
The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of the Company’s common stock issued and outstanding on the Record Date. Shares eligible to vote at the Annual Meeting will be counted as present at the Annual Meeting if the holder of such shares is present and votes in person at the Annual Meeting or has properly submitted a proxy card or voted by telephone or via the Internet. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.
While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal, other than the election of directors.
The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. The Company intends to treat broker non-votes in a similar manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.
Stockholder Proposal Procedures and Deadlines
Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2006 Annual Meeting and that stockholders desire to have included in the Company’s proxy materials relating to such meeting must be received by Harmonic at its principal executive offices at 549 Baltic Way, Sunnyvale, California 94089 no later than December 23, 2005, which is 120 calendar days prior to the anniversary of the mailing date of this Proxy Statement, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the Proxy Statement and form of proxy for that meeting.
The Securities and Exchange Commission, or SEC, rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company’s Proxy Statement with respect to discretionary voting. The discretionary vote deadline for the year 2006 Annual Meeting is March 7, 2006, 45 calendar days prior to the anniversary of the mailing date of this Proxy Statement. If a stockholder gives notice of such a proposal after the discretionary vote deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company’s year 2006 Annual Meeting. The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting.
Furthermore, under the Company’s bylaws, a stockholder’s notice of business to be brought before an annual meeting must set forth, as to each proposed matter: a) a brief description of the business and reason for conducting such business at the meeting; b) the name and address as they appear on the Company’s books of the stockholder; c) the class and number of shares of the Company owned by the stockholder; d) any material interest of the stockholder in such business; and e) any other information that may be required under Regulation 14A of the SEC rules.
PROPOSAL ONE
ELECTION OF DIRECTORS
Nominees
The Company has authorized a board of six directors, and six directors are to be elected at the Annual Meeting. Each of the directors elected at the Annual Meeting will hold office until the Annual Meeting of Stockholders in 2006 or until his successor has been duly elected and qualified.
Unless otherwise instructed, the proxy holders identified on the enclosed proxy card will vote the proxies received by them for the Company’s six nominees named below, all of whom are currently directors of the Company. Each of the nominees was recommended for election by the Company’s Corporate Governance and Nominating Committee and the board of directors. The Company did not receive any proposals from stockholders for nominations of other candidates for election. In the event that any nominee of the Company becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the Company’s current Corporate Governance and Nominating Committee to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director.
The names of the nominees for director and certain information about each of them are set forth below.

Name	Age	Principal Occupation

Anthony J. Ley	66	Chairman, President and CEO, Harmonic Inc.
E. Floyd Kvamme	67	Partner Emeritus, Kleiner Perkins Caufield & Byers
William F. Reddersen	57	Retired, former Executive Vice President, BellSouth
Lewis Solomon	71	Chairman, G&L Investments
Michel L. Vaillaud	73	Retired, former Chairman and CEO, Schlumberger Limited
David R. Van Valkenburg	62	Chairman, Balfour Associates, Inc.
Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships between any directors or executive officers of the Company.
Anthony J. Ley has served as Harmonic’s President and Chief Executive Officer since November 1988. Mr. Ley was elected Chairman of the Board of Directors in February 1995. From 1963 to 1987, Mr. Ley was employed at Schlumberger, Limited both in Europe and the United States, holding various senior business management and research and development positions, most recently as Vice President, Research and Engineering at Fairchild Semiconductor/ Schlumberger in Palo Alto, California. Mr. Ley holds an M.A. in mechanical sciences from the University of Cambridge and an S.M.E.E. from the Massachusetts Institute of Technology. He is also named as an inventor in 29 patents, is a Fellow of the I.E.E. (U.K.) and a senior member of the I.E.E.
E. Floyd Kvamme has been a director of the Company since 1990. Since 1984, Mr. Kvamme has been a general partner and now serves as a partner emeritus of Kleiner Perkins Caufield & Byers, a venture capital firm. Mr. Kvamme is also a director of National Semiconductor Corporation, Photon Dynamics, Inc. and Power Integrations, Inc., as well as several private companies. Mr. Kvamme holds a B.S.E.E. from the University of California, Berkeley and an M.S.E. from Syracuse University.
William F. Reddersen has been a director of the Company since July 2002. Now retired, Mr. Reddersen spent 31 years at BellSouth and AT&T. From 1998 to 2000, Mr. Reddersen was Executive Vice President of Corporate Strategy at BellSouth, and from 1991 to 1998, he was responsible for BellSouth’s broadband strategy and business market operations. Mr. Reddersen serves as a director of several private companies. He holds a B.S. in Mathematics from the University of Maryland and an M.S. in Management from the Massachusetts Institute of Technology, where he was a Sloan fellow.
Lewis Solomon has been a director of the Company since January 2002. He is Co-Founder and Chairman of G&L Investments, a consulting firm specializing in technology. Mr. Solomon also co-founded and was Chief Executive Officer of Broadband Services, Inc. (BSI), an outsource provider of supply chain management, network planning, and fulfillment services from 1999 to 2004. From 1983 to 1988, he served as the Executive Vice President of Alan Patricof Associates, a global venture capital firm. Mr. Solomon also spent 14 years at General Instrument Corporation, ultimately as Senior Vice President and Assistant to the Chief Executive Officer. Mr. Solomon is a director of Anadigics Inc., Artesyn Technologies Inc, Terayon Communications and several private companies.
Michel L. Vaillaud has been a director of the Company since March 1997. Now retired, from 1973 to 1986 Mr. Vaillaud was with Schlumberger Limited, most recently as Chairman and Chief Executive Officer. He is a graduate of Ecole Polytechnique in Paris and Ecole Nationale Superieure des Mines in Paris. He is an Honorary Trustee of the Institute of Advanced Studies in Princeton, New Jersey.
David R. Van Valkenburg has been a director of the Company since October 2001. Mr. Van Valkenburg currently serves as Chairman of Balfour Associates, Inc., a firm providing counsel to chief executive officers, boards of directors and private equity funds. From 1995 to 2000, he was Executive Vice President of MediaOne Group, Inc. While at MediaOne Group, Mr. Van Valkenburg was seconded to Telewest Communications where he served as Chief

Executive Officer and Chief Operating Officer from 1997 to 1999. He has also held the position of President at both Multivision Cable TV Corporation and Cox Cable Communications Inc. Mr. Van Valkenburg serves on the board of Mobile Data Solutions Inc., 360 Networks Inc., Moscow CableCom Corporation, and several private companies. He holds a B.A. degree from Malone College, an M.S. degree from the University of Kansas, and an M.B.A. from Harvard University.
Board Meetings and Committees
The board of directors of the Company held a total of six meetings during the fiscal year ended December 31, 2004. No incumbent director attended fewer than 75% of the meetings of the board of directors or the committees upon which such director served during 2004.
The board of directors has determined that Messrs. Kvamme, Reddersen, Solomon, Vaillaud and Van Valkenburg are independent and have no material relationship with the Company.
The board of directors has an Audit Committee, a Compensation and Equity Ownership Committee and a Corporate Governance and Nominating Committee. The charters for each of these committees are posted on our website at www.harmonicinc.com.
The Audit Committee currently consists of Messrs. Kvamme, Reddersen and Vaillaud, each of whom is independent under Rule 10A-3 of the Securities Exchange Act of 1934 and under applicable Nasdaq listing standards. The Audit Committee of the board of directors of Harmonic serves as the representative of the board of directors for general oversight of the quality and integrity of Harmonic’s financial accounting and reporting process, system of internal control, audit process, and process for monitoring the compliance with related laws and regulations. The Audit Committee engages the Company’s independent registered public accounting firm and approves the scope of both audit and non-audit services. Harmonic’s management has primary responsibility for preparing financial statements and the financial reporting process. The Audit Committee held ten meetings during 2004.
The Company’s board of directors has determined that Mr. Kvamme is an “audit committee financial expert” as defined by the current rules of the Securities and Exchange Commission. The board of directors believes that Mr. Kvamme’s experience as general partner of a major venture capital firm since 1984 qualifies him as a “audit committee financial expert” because he has acquired relevant expertise and experience from the analysis and evaluation of financial statements of both public and private companies.
The Compensation and Equity Ownership Committee currently consists of Messrs. Van Valkenburg and Kvamme, neither of whom is an employee of the Company and each of whom is independent under applicable Nasdaq listing standards. The Compensation and Equity Ownership Committee is responsible for reviewing and approving the Company’s compensation policies and the compensation paid to executive officers, and approves all grants of equity compensation to employees. This committee held three meetings during 2004.
The Corporate Governance and Nominating Committee serves as the representative of the board of directors for establishment and oversight of governance policy and the operation, composition and compensation of the board of directors. The Corporate Governance and Nominating Committee is composed of Messrs. Solomon and Van Valkenburg, both of whom are independent under applicable Nasdaq listing standards. The Corporate Governance & Nominating Committee held one meeting in 2004.
The Corporate Governance and Nominating Committee has proposed, and the board of directors has approved, the nomination of all six current board members for re-election by stockholders at this annual meeting. No candidates have been proposed for nomination by shareholders at this meeting or at any previous annual meeting.
Nomination Proposals from Stockholders
The Corporate Governance and Nominating Committee will consider proposals from stockholders for board of directors nominees at the 2006 Annual Meeting, provided that such proposals are submitted, in a timely manner in accordance with the Company’s bylaws, as amended, in writing to the Secretary of the Company at 549 Baltic Way, Sunnyvale, CA 94089 for inclusion in the Company’s proxy statement or consideration at the next annual meeting of stockholders. For nominations of persons for election to the board of directors of the Company by a stockholder at the 2006 Annual Meeting, such stockholder must provide written notice delivered to the Secretary of the Company one hundred twenty days (120 days) prior to the anniversary of the mailing of this proxy statement (i.e., December 23, 2005), which notice must contain (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Company which are beneficially owned by such person, (D) a description of all arrangements and understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected) and (ii) as to such stockholder proposing a nominee for election to the board of directors of the Company, the information set forth in “Stockholder Proposal Procedures and Deadlines” for a stockholder notice of business to be brought before an annual meeting. In evaluating candidates proposed by stockholders, the Corporate Governance and Nominating Committee will use the same criteria as it uses to evaluate all prospective members of the board of directors. These criteria include demonstrated relevant business and industry experience, particular expertise to act as a committee chair or member, the ability to devote the necessary time to board of directors and committee service, personal character and integrity, and sound business judgment. The Corporate Governance and Nominating Committee has not set either term limits or age limits for members of the board of directors, believing that the Company’s interests are best served by members of the board of directors with substantial experience and knowledge of the Company’s business and that age is generally not a barrier to effective performance as a member of the board of directors. To date, the Corporate Governance and Nominating Committee has not used outside consultants to assist it in identifying and screening potential board of directors candidates.
Meetings of Non-Employee Directors
At each board meeting, the non-employee directors meet in executive session without any management directors or employees present. The Chairman of the Corporate Governance and Nominating Committee, Lewis Solomon, has the responsibility of presiding over periodic executive sessions of the board of directors in which management directors and other members of management do not participate. Last year, the non-employee directors discussed corporate strategy, succession planning, and board policies, processes and practices in executive session.
Compensation Committee Interlocks and Insider Participation
The Compensation and Equity Ownership Committee of the board of directors currently consists of Messrs. Van Valkenburg and Kvamme. No member of the Compensation and Equity Ownership Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.
Compensation of Directors
Effective as of April 1, 2004, each non-employee director is paid an annual retainer of $20,000, plus $2,000 per board of directors meeting attended and $1,000 per board of directors Committee meeting attended. Fees of $1,000 and $500 respectively are paid for telephonic board of directors and committee meetings. In addition, the Chair of the Audit Committee receives a retainer of $7,500 and the Chairs of the Compensation and Equity Ownership Committee and the Corporate Governance and Nominating Committee is each paid a retainer of $4,000 (but only one retainer will be paid if held by the same person). Maximum total board of directors fees are capped at $35,000 per annum, excluding committee remuneration.
The 2002 Director Option Plan currently provides for grants of options to be made in two ways:

1.	Each non-employee director is automatically granted an option to purchase 30,000 shares on the date on which such person first becomes a non-employee director, whether through election by our stockholders or appointment by our board of directors to fill a vacancy, provided, however, that an employee director who ceases to be an employee director but who remains a director will not receive an option upon such occurrence; and

2.	Each non-employee director is automatically granted an option to purchase 10,000 shares on the date of our annual stockholders meeting each year if on such dates he or she shall have served on our board of directors for at least the preceding six (6) months.
Communication with the Board of Directors
The board of directors believes that management should be the primary means of communication between the Company and all of its constituencies, including stockholders, customers, suppliers and employees. However, stockholders may communicate with individual members of the board of directors, committees of the board of directors, or the full board of directors by addressing correspondence to a board member’s attention at 549 Baltic Way, Sunnyvale, CA, 94089.
Attendance of the Board of Directors at Annual Meetings
No non-employee members of the board of directors attended the 2004 Annual Meeting. The board of directors has adopted a policy to encourage board of directors members to attend future annual stockholder meetings.
Vote Required and Recommendation
The six nominees receiving the highest number of affirmative votes of the shares entitled to vote on this matter shall be elected as directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum but are not counted as affirmative votes. A broker non-vote will be counted for purposes of determining the presence or absence of a quorum, but, under Delaware law and assuming that a quorum is obtained, a broker non-vote will not affect the outcome of the vote relating to election of directors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” EACH OF THE DIRECTOR NOMINEES SET FORTH ABOVE.
PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the board of directors has appointed PricewaterhouseCoopers LLP, registered public accounting firm, to audit the financial statements of the Company for the year ending December 31, 2005. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since 1989 and has provided certain tax and other audit-related services. Information regarding fees billed to the Company by PricewaterhouseCoopers LLP can be found directly following the Report of the Audit Committee of the board of directors below. PricewaterhouseCoopers LLP has rotated Harmonic’s audit partners in compliance with current SEC regulations.
Stockholder approval is not required for the appointment of PricewaterhouseCoopers LLP, since the Audit Committee of the board of directors has the responsibility for selecting an independent registered public accounting firm. However, the board of directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. In the event of a negative vote on the ratification of PricewaterhouseCoopers LLP, the Audit Committee of the board of directors may reconsider its selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from stockholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

ADDITIONAL INFORMATION
Executive Compensation
The following Summary Compensation Table sets forth certain information regarding the compensation of the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company whose salary plus bonus exceeded $100,000 in the last fiscal year (collectively, the “Named Executive Officers”) for services rendered in all capacities to the Company during the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004.
Summary Compensation Table

				Long Term
	Annual Compensation			Compensation

				Securities Underlying
Name and Principal Position	Year	Salary	Bonus	Options

Anthony J. Ley	2004	$467,308	$525,366	200,000
Chairman of the board of directors,	2003	450,000	30,938	80,000
President & Chief Executive Officer	2002	450,000	22,500	80,000

Robin N. Dickson	2004	$311,538	$262,683	40,000
Chief Financial Officer	2003	300,000	20,625	50,000
	2002	300,000	15,000	37,000

Israel Levi	2004	$270,000	$227,659	40,000
Senior Vice President,	2003	260,000	17,876	55,000
Operations & Quality	2002	260,000	13,000	30,000

Patrick Harshman	2004	$259,615	$158,416	50,000
President, Broadband Access Networks	2003	250,000	—	50,000
	2002	250,000	12,500	45,000

Yaron Simler	2004	$259,616	$273,968	40,000
President, Convergent Systems	2003	250,000	75,000	50,000
	2002	247,212	12,500	45,000

1.	Base salaries in 2004 for the Named Executive Officers were the same as in 2003 and 2002, except for Dr. Simler’s promotion to President of Convergent Systems in 2002. The increase in salaries paid in 2004 is due entirely to the occurrence of 27 bi-weekly pay dates in 2004 compared to the normal 26 pay periods.

2.	Effective January 1, 2005, the Committee approved the following revised annual salaries for the Named Executive Officers: Anthony J. Ley $500,000; Robin N. Dickson $330,000; Israel Levi $275,000; Dr. Patrick Harshman $275,000; Dr. Yaron Simler $275,000.

3.	Other than compensation described above, the Company did not pay any Named Executive Officer any compensation, including incidental personal benefits, in excess of 10% of such executive officers’ salary or $50,000.

Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable Value at
	Number of	Percent of			Assumed Annual Rates of
	Securities	Total Option			Stock Price Appreciation for
	Underlying	Granted to			Option Term(2)
	Options	Employees in	Exercise Price
Name	Granted(1)	Fiscal Year	($/share)	Expiration Date	5%	10%

Anthony J. Ley	200,000	13.5	$9.29	1/20/2014	$1,168,486	$2,961,173
Robin N. Dickson	40,000	2.7	9.29	1/20/2014	233,697	592,235
Israel Levi	40,000	2.7	9.29	1/20/2014	233,697	592,235
Patrick Harshman	50,000	3.4	9.29	1/20/2014	292,122	740,293
Yaron Simler	40,000	2.7	9.29	1/20/2014	233,697	592,235

1.	The options were granted pursuant to the Company’s 1995 Stock Plan, and become exercisable in accordance with the following vesting schedule: 1/4 of the shares subject to the option vest one year after the date of grant and an additional 1/48 of the shares subject to the option vest at the end of each month thereafter, contingent on the Named Executive Officer’s continued service as an employee. The term of each option is ten years.

2.	Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are one of the realizable value calculation methods prescribed by the rules of the SEC and do not represent the Company’s estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises will depend on the future financial performance of the Company, overall market conditions and the option holders’ continued employment through the vesting period.
The following table provides information with respect to the exercise of stock options during 2004 and the value of stock options held as of December 31, 2004 by each of the Named Executive Officers.
Aggregate Option Exercises in Last Fiscal Year and Year-End Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
			Options at 12/31/04		at 12/31/04(2)
	Shares
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Anthony J. Ley	—	—	545,414	264,586	$552,282	$205,418
Robin N. Dickson	37,066	282,960	219,101	76,899	165,873	128,387
Israel Levi	23,000	201,098	183,498	77,502	79,695	141,225
Patrick Harshman	—	—	171,935	89,065	157,788	128,387
Yaron Simler	6,666	68,526	143,142	78,858	146,458	128,392

1.	Value realized represents the difference between the exercise price of the options and the fair market value of the underlying securities on the date of exercise.

2.	Calculated by determining the difference between the fair market value of the Company’s common stock as of December 31, 2004 and the exercise price of the underlying options.
Retirement Benefits
There are no pension or retirement benefit plans for any of the Named Executive Officers, other than a 401(k) deferred compensation plan which is available to all U.S. employees of the Company.

Employment Agreements
The Company has entered into change-of-control severance agreements with each of Mr. Ley, Mr. Dickson, Mr. Levi, Dr. Harshman and Dr. Simler. Under the terms of the respective Named Executive Officer’s agreement, in the event of termination within eighteen months of a change-in-control of the Company, Mr. Ley will receive a lump-sum payment of twice his annual salary, bonus and benefits, and Mr. Dickson, Mr. Levi, Dr. Harshman and Dr. Simler will each receive a lump-sum payment of one year’s salary, bonus and benefits. These agreements also provide for the acceleration of unvested stock options held by a Named Executive Officer in the event of such Named Executive Officer’s termination, subject to certain limitations.
Equity Compensation Plan Information

	(a)	(b)	(c)
Number of securities
remaining available
		Weighted-average	for future issuance
	Number of securities to	exercise price	under equity
	be issued upon exercise	of outstanding	compensation plans
	of outstanding options,	options, warrants	(excluding securities
Plan Category	warrants and rights(2)	and rights(3)	reflected in column(a))

Equity plans approved by security holders(1)(4)	8,377,236	$11.70	6,603,528

1.	The Company has no equity compensation plans which are not approved by shareholders.

2.	This column does not reflect options assumed in acquisitions where the plans governing the options will not be used for future awards.

3.	This column does not reflect the price of shares underlying the assumed options referred to in footnote (2) of this table.

4.	This row includes the 1995 Stock Plan, the 1995 and 2002 Director Option Plans and the 2002 Employee Stock Purchase Plan. Only the 1995 Stock Plan, the 2002 Director Option Plan and the 2002 Employee Stock Purchase Plan have shares remaining available for issuance.
Report of the Compensation and Equity Ownership Committee of the Board of Directors on Executive Compensation
The Compensation and Equity Ownership Committee (“Compensation Committee”) is responsible for the approval of the Company’s executive compensation policies. The Compensation Committee reviews and approves the base salary and incentive compensation paid to executive officers and administers the Company’s stock plans. The Compensation Committee approves all stock option grants, subject to ratification by the board of directors.

Compensation Philosophy
The Company’s executive compensation programs are designed to attract, motivate and retain executives who will contribute significantly to the long-term success of the Company and the enhancement of stockholder value. In addition to base salary, certain elements of total compensation are payable in the form of variable incentive plans tied to the performance of the Company, and in equity-based plans designed to closely align executive and stockholder interests. In 2005, the Committee hired an independent compensation consultant to assist in its review of executive management compensation.
The three key components of executive compensation in 2004 were:

•	Base Salary

•	Incentive Bonus Plan

•	Stock Option Plans

Base Salary
Base salary for executives, including that of the chief executive officer, is set according to the responsibilities of the position, the specific skills and experience of the individual and the competitive market for executive talent. In order to evaluate the competitive position of the Company’s salary structure, the Compensation Committee makes reference to compensation surveys of comparable companies in the high-technology sector, the Company’s industry and the Company’s geographic location. Executive salary levels are set to approximate average rates, with the intent that superior performance under incentive bonus plans will enable the executive to elevate his total cash compensation to levels that are above the average of comparable companies. The Compensation Committee reviews salaries annually and adjusts them as appropriate to reflect changes in market conditions and individual performance and responsibilities. The increases in salaries effective January 1, 2005, described in Note 2 of the Summary Compensation Table and approved in January 2005, were the first awarded to the Named Executive Officers since 2001 (except for Dr. Simler’s promotion to President of Convergent Systems in 2002, due to the Company’s cost control efforts during a period of recession in the telecommunications industry.

Incentive Bonus Plan
The Company’s annual incentive bonus plan reflects the Compensation and Equity Ownership Committee’s belief that a meaningful component of executive compensation should be contingent on the performance of the Company. In 2004, the Company’s incentive bonus plan was based in part upon the attainment of a Company revenue goal and an operating income goal and in part upon divisional or Company financial objectives for each individual officer, with a goal bonus established for each participant. In 2004, the Company’s financial results generated bonus payments for attainment of both revenue goals and operating income goals at both Company and divisional levels. The bonus amounts paid in 2004 are shown in the Summary Compensation table, and were approved by the Compensation Committee in January 2005.

Stock Option and Stock Purchase Plans
The Compensation Committee believes that the Company’s stock option plans are an essential tool to link the long-term interests of stockholders and employees, especially the Chief Executive Officer and executive management, and serves to motivate executives to make decisions that will, in the long run, give the best returns to stockholders. Stock options are generally granted when an executive joins the Company, and on an annual basis thereafter. These stock options typically vest over a four year period and are granted at an exercise price equal to the fair market value of the Company’s common stock at the date of grant. The size of an initial stock option grant is based upon the position, responsibilities and expected contribution of the individual, with subsequent grants also taking into account the individual’s performance, his potential contributions, and, to a lesser extent, the vesting status of previously granted options. This approach is designed to maximize stockholder value over the long term, as no benefit is realized from the option grant unless the price of the Company’s common stock has increased over a number of years.
In addition to the Company’s stock option plans, executive officers are eligible to participate in the Company’s 2002 Employee Stock Purchase Plan. This plan allows eligible employees to purchase the Company’s common stock at a price equal to 85% of the lower of the fair market value at the beginning of the offering period or the fair market value at the end of the purchase period, with the purchase amount limited to 10% of base salary or 3,000 shares per purchase period or applicable IRS regulations.
The Financial Accounting Standards Board (FASB) has announced changes to U.S. GAAP, effective for fiscal periods beginning after June 15, 2005, that will require the Company to record a charge to earnings for employee stock option grants and employee purchase plan rights. The Compensation Committee believes that, for the time being, Harmonic should continue to operate its equity plans in their present form, pending further developments. This includes an assessment of the impact of the new accounting standard on Harmonic’s future earnings, changes in the design and operation of equity plans by other companies, particularly those with whom the Company competes locally for employees, and the attitude of financial analysts and investors towards these potentially significant and volatile non-cash charges. The Committee believes that broad-based equity plans remain an essential element of a competitive compensation package, as such plans are offered currently by most public and private technology companies in Silicon Valley. Over 99% of our employees currently hold stock options and over 85% participate in the Company’s 2002 Employee Stock Purchase Plan.

Other Compensation
Other elements of executive compensation include life and long-term disability insurance and medical benefits. Other than a 401(k) deferred compensation plan, the Company provides no pension benefits and has no deferred compensation plans for any of its employees, including executive officers. The Company makes matching contributions to the 401(k) plan up to $750 per annum per participant. These benefits are available to all regular, full-time U.S. employees of the Company.
Approvals
In January, 2004, the Compensation Committee approved the 2004 compensation for all executive officers. Payments under the 2004 incentive bonus plan, included in the Summary Compensation Table, were approved by the Compensation Committee in January 2005 and paid in February 2005. The Company’s Chief Executive Officer, who is also the Chairman of the Company’s board of directors, was not present during the portion of the meeting during which his compensation was discussed and approved.
The compensation of the Company’s Chief Executive Officer in 2004 was determined according to the principles described above.
Section 162(m)
We have considered the potential future effects of Section 162(m) of the Internal Revenue Code of 1986, as amended, on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for the Chief Executive Officer or any of our next four most highly compensated executive officers, unless such compensation is performance based. We have adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m).

The Compensation & Equity Ownership Committee

David R. Van Valkenburg
E. Floyd Kvamme

Performance Graph
Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of the Company’s common stock with the cumulative return of the Nasdaq Telecom Index and of the Standard & Poor’s (S&P) 500 Index for the period commencing December 31, 1999 and ending on December 31, 2004. The graph assumes that $100 was invested in each of the Company’s common stock, the S&P 500 and the Nasdaq Telecom Index on December 31, 1999, and assumes the reinvestment of dividends, if any. The comparisons shown in the graph below are based upon historical data. Harmonic cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company’s common stock.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Harmonic Inc.	100	6	13	2	8	9
NASDAQ Telecom Index	100	43	28	13	22	23
S&P 500 Index	100	91	80	63	81	89

Report of the Audit Committee of the Board of Directors
In accordance with a written charter adopted by Harmonic’s board of directors posted on the Company’s website at www.harmonicinc.com, the Audit Committee of the board of directors of Harmonic serves as the representative of the board of directors for general oversight of the quality and integrity of Harmonic’s financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with related laws and regulations. The Audit Committee engages the Company’s independent registered public accounting firm and approves the scope of both audit and non-audit services. Harmonic’s management has primary responsibility for preparing financial statements and the financial reporting process.
Harmonic’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion on the conformity of Harmonic’s audited financial statements to generally accepted accounting principles.
The Audit Committee of the board of directors has:

1.	Reviewed and discussed the audited consolidated financial statements and certifications thereof with Company management and the independent registered public accounting firm, and management has represented to the Audit Committee that Harmonic’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States;

2.	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement of Accounting Standards 61 (Communications with Audit Committees) and 100 (Interim Financial Information), as amended, including the quality and acceptability of Harmonic’s financial reporting process and controls; and

3.	Reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with PricewaterhouseCoopers LLP its independence and also considered whether the provision of the non-audit services described below was compatible with maintaining their independence.
The Audit Committee meets regularly with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s accounting principles.
In performing all of these functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of Harmonic’s management and independent registered public accounting firm, which, in their report, express an opinion on the conformity of Harmonic’s annual consolidated financial statements to accounting principles generally accepted in the United States. In reliance on the reviews and discussions referred to in this report, and in light of its role and responsibilities, the Audit Committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements of Harmonic for the three years ended December 31, 2004 be included for filing with the Securities and Exchange Commission in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

The Audit Committee

E. Floyd Kvamme
William F. Reddersen
Michel L. Vaillaud

Independent Registered Public Accounting Firm
Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) for the years ended December 31, 2004 and 2003 were:

($Thousands)	2004	2003

Audit	$1,949	$817
Audit Related	138	192
Tax Fees	193	163
All Other	2	12

Total	$2,282	$1,184

Audit Fees
The audit fees for the years ended December 31, 2004 and 2003 were for professional services rendered for the audits of the consolidated financial statements of the Company and statutory and subsidiary audits, issuance of comfort letters, consents, and assistance with the review of documents filed with the SEC. Included in the 2003 Audit fees were $306,250 in costs associated with the Company’s filing of a registration statement.

Audit Related Fees
The audit related fees for the years ended December 31, 2004 and 2003 were for due diligence assignments, advisory services related to compliance with section 404 of the Sarbanes-Oxley Act of 2002 and consultations concerning financial accounting and reporting standards.

Tax Fees
The tax compliance fees for the years ended December 31, 2004 and 2003 were for services related to the preparation of tax returns, discussions with tax authorities, claims for tax refunds and the establishment of foreign entities, and for tax planning and tax advice, including consulting services related to indirect taxes and assistance with tax audits and appeals.

All Other Fees
All other fees for the years ended December 31, 2004 and 2003 were for technical and advisory services rendered for employee benefit plans, general consulting and license fees for various technical accounting reference software.
Our Audit Committee pre-approves all audit and non-audit services.
The Audit Committee has considered whether the services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP and has concluded that the independence of PricewaterhouseCoopers LLP is maintained and is not compromised by the non-audit services provided.
The Audit Committee has engaged PricewaterhouseCoopers as its independent registered public accounting firm for the fiscal year ending December 31, 2005.
The information contained above under the captions “Report of the Compensation and Equity Ownership Committee of the board of directors on Executive Compensation” and “Performance Graph” and “Report of the Audit Committee of the board of directors” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company’s common stock as of the Record Date by (i) each beneficial owner of more than 5% of the common stock; (ii) each director and each nominee to the Company’s board of directors; (iii) each Named Executive Officer; and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

	Number of	Percent
Name and Address of Beneficial Owner	Shares	of Total

Barclays Global Investors, N.A.(1) 45 Fremont Street San Francisco, CA 94105	6,687,848	9.1%
Anthony J. Ley(2)	881,043	1.2
E. Floyd Kvamme(3)	518,684	0.7
William F. Reddersen(4)	48,888	0.1
Lewis Solomon(5)	54,000	0.1
Michel L. Vaillaud(6)	90,000	0.1
David R. Van Valkenburg(7)	64,000	0.1
Robin N. Dickson(8)	306,709	0.4
Israel Levi(9)	206,469	0.3
Patrick Harshman(10)	199,333	0.3
Yaron Simler(11)	182,133	0.2
All directors and executive officers as a group (10 persons)(12)	2,551,259	3.4%

*	Percentage of shares beneficially owned is less than one percent of total.

1.	Based solely on a review of Schedule 13D, 13F and 13G filings with the Securities and Exchange Commission.

2.	Includes 539,999 shares which may be acquired upon exercise of options exercisable within 60 days of April 1, 2005.

3.	Includes 50,000 shares which may be acquired upon exercise of options exercisable within 60 days of April 1, 2005.

4.	Includes 48,888 shares which may be acquired upon exercise of options exercisable within 60 days of April 1, 2005.

5.	Includes 54,000 shares which may be acquired upon exercise of options exercisable within 60 days of April 1, 2005.

6.	Includes 70,000 shares which may be acquired upon exercise of options exercisable within 60 days of April 1, 2005.

7.	Includes 54,000 shares which may be acquired upon exercise of options exercisable within 60 days of April 1, 2005.

8.	Includes 229,360 shares which may be acquired upon exercise of options exercisable within 60 days of April 1, 2005.

9.	Includes 206,415 shares which may be acquired upon exercise of options exercisable within 60 days of April 1, 2005.

10.	Includes 199,333 shares which may be acquired upon exercise of options exercisable within 60 days of April 1, 2005.

11.	Includes 166,998 shares which may be acquired upon exercise of options exercisable within 60 days of April 1, 2005.

12.	Includes 1,618,993 shares which may be acquired upon exercise of options exercisable within 60 days of April 1, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons, the Company believes that, with respect to 2004, all filing requirements applicable to its officers, directors and ten percent stockholders were complied with.
Certain Relationships and Related Transactions
Except for the compensation agreements and other arrangements that are described under “Change of Control and Severance Agreements,” there was not during fiscal year 2004, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, 5% stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.
OTHER MATTERS
The Company knows of no other matters to be submitted for stockholder action at the 2005 Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend.

Dated: April 21, 2005

By Order of the Board of Directors,

Jeffrey D. Saper
Secretary

HARMONIC INC.
549 Baltic Way
Sunnyvale, CA 94089

PROXY FOR AN
ANNUAL MEETING OF STOCKHOLDERS
May 26, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Anthony J. Ley and Robin N. Dickson, and each or either of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Harmonic Inc., held of record by the undersigned on April 1, 2005 at the Annual Meeting of Stockholders of Harmonic Inc. to be held at the Hilton Hotel, 4949 Great America Parkway, Santa Clara, California, on May 26, 2005, at 8:00 a.m. Pacific Time, or at any adjournment or postponement thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated April 21, 2005, and a copy of the Company’s 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and, by filing this proxy with the Secretary of the Company, gives notice of such revocation.

(Continued and to be marked, dated and signed on other side)

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Mark Here for Address ☐ Change or Comments SEE REVERSE SIDE

The Board of Directors of Harmonic Inc. recommends a vote FOR Proposal Nos. 1 and 2.

	FOR	WITHHELD	FOR	ABSTAIN	AGAINST

1. To elect the following directors to serve for the ensuing year or until their successors are elected and duly qualified.	☐	☐	2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2005. ☐	☐	☐
01 Anthony J. Ley
02 E. Floyd Kvamme			THIS PROXY WILL BE VOTED AS SPECIFIED HEREON. THIS
03 William F. Reddersen			PROXY WILL BE VOTED FOR PROPOSAL NOS. 1, and 2 IF
04 Lewis Solomon			NO SPECIFICATION IS MADE. THIS PROXY WILL BE VOTED
05 Michel L. Vaillaud			BY THE APPLICABLE PROXIES IN THEIR DISCRETION ON
06 David R. Van Valkenburg			OTHER BUSINESS THAT COMES BEFORE THE MEETING
OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
To withhold authority to vote for a particular nominee or nominees, write the name(s) of such nominee(s) here:

If you plan to attend the Annual Meeting, please mark the WILL ATTEND box		WILL ATTEND
☐

Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature	Date

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

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Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

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